                                                                    Exhibit 99.1

                                                   NEWS RELEASE


[AmerisourceBergen Logo]                           AmerisourceBergen Corporation
                                                   P.O. Box 959
                                                   Valley Forge, PA 19482



CONTACT:    MICHAEL N. KILPATRIC
            610-727-7118
            mkilpatric@amerisourcebergen.com



                  AMERISOURCEBERGEN REPORTS RECORD REVENUE AND
               DILUTED EARNINGS PER SHARE FOR THE DECEMBER QUARTER

                  RECORD OPERATING REVENUE EXCEEDS $11 BILLION
         DRIVEN BY A 14 PERCENT INCREASE IN PHARMACEUTICAL DISTRIBUTION

VALLEY FORGE, PA, JANUARY 24, 2003 -- AmerisourceBergen Corporation (NYSE:ABC) today reported record results for its fiscal first quarter ended December 31, 2002. In compliance with recently issued Security and Exchange Commission regulations, the following results are presented on a GAAP basis.

FISCAL FIRST QUARTER HIGHLIGHTS

      -     Diluted earnings per share of $0.84, up 33 percent.

      -     Net income of $92.7 million, up 37 percent.

      -     Record operating revenue of $11.1 billion, up 15 percent.

      -     Return On Committed Capital (ROCC) of 25.5 percent.

   "This was another outstanding quarter at AmerisourceBergen," said R. David Yost, AmerisourceBergen's Chief Executive Officer. "We delivered record operating revenues with our first $11 billion quarter and achieved excellent performance across all our businesses. Total operating expenses as a percentage of operating revenue reached a historic low. Strong working capital management and operating margin expansion combined to drive excellent earnings per share growth.

   "In January 2003, we expanded our position in the pharmaceutical supply channel with the completion of two acquisitions, Bridge Medical, Inc. and US Bioservices Corporation. Bridge provides the leading bedside bar-code scanning software available today, improving patient safety in the dispensing of pharmaceuticals. As part of our Specialty Group, US Bioservices broadens our reimbursement consulting capability and expands our presence with manufacturers
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                                                   NEWS RELEASE


in the delivery of high-value pharmaceutical therapies. We expect to continue to seek accretive acquisitions that will enhance our position in this channel."

DISCUSSION OF RESULTS

       Diluted earnings per share for the first quarter of fiscal 2003 were $0.84, a 33 percent increase over the $0.63 in the prior year's first quarter. Special items included in these results are a $0.84 million credit, net of tax, in first quarter of fiscal 2003 and a $4.5 million charge, net of tax, in the same period of the previous fiscal year. The fiscal 2003 credit is related to the reversal of accruals recorded in the fourth quarter of fiscal year 2001 for facility consolidation and employee severance activities, and the charge reflects merger integration activities in the first quarter of fiscal 2002. The earnings per share impact of the special items was an increase of $0.01 in the first quarter of fiscal 2003 and a decrease of $0.04 in the first quarter of fiscal 2002.

      AmerisourceBergen's operating revenue, which excludes bulk deliveries to customer warehouses, was $11.1 billion in the first quarter of fiscal 2003 compared to $9.7 billion for the same period last year, a 15 percent increase.

       "Our excellent operational performance in the December quarter was driven by our on-going focus on customer service, continued contributions from generic pharmaceuticals, strong merger integration cost savings as we build our new pharmaceutical distribution network, and solid working capital management," said Kurt J. Hilzinger, AmerisourceBergen's President and Chief Operating Officer.

       "The Company's leading customer service position was reinforced again during the quarter, as Premier, one of the largest hospital purchasing organizations in the U.S., named AmerisourceBergen the top national pharmaceutical distributor in a recent customer service satisfaction survey. The Company was also the leader in all previous surveys."

      "During the quarter, we made significant strides in creating our new pharmaceutical distribution network," he continued. "Construction is underway on two of our planned six new distribution centers, one in Columbus, Ohio, and one in Sacramento, California. We also completed the expansion of our Mansfield, Massachusetts, facility and subsequently consolidated our other Boston area facility into the newly expanded distribution center. We have now consolidated eight of the 27 distribution centers scheduled for consolidation."

      "In our PharMerica segment, strong operating revenue growth of 13 percent reflects improved growth in our long-term care business as well as continued strong growth in


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                                                   NEWS RELEASE


PharMerica's workers' compensation business," said Hilzinger. "Improved operating practices and reductions in bad debt expenses drove operating expenses down and expanded operating margins in the quarter."

SEGMENT REVIEW

      AmerisourceBergen operates in two segments: Pharmaceutical Distribution (which includes the AmerisourceBergen Drug Company and AmerisourceBergen Specialty Group operations) and PharMerica (which includes the institutional pharmacy and workers' compensation fulfillment businesses). Intersegment sales of $195.5 million in the first quarter of fiscal 2003 from AmerisourceBergen Drug Company to PharMerica, which are included in the Pharmaceutical Distribution segment operating revenue, are eliminated for consolidated reporting purposes.

PHARMACEUTICAL DISTRIBUTION SEGMENT

      Operating revenue in the first quarter of fiscal 2003 increased to $10.9 billion compared with $9.5 billion in the first quarter of fiscal year 2002, a 14 percent increase.

      Pharmaceutical Distribution customer mix in the first quarter of fiscal 2003 was 55 percent institutional and 45 percent retail. Both customer groups had double-digit growth in the quarter.

      Operating income was $162.9 million in the first quarter of fiscal 2003, up 17 percent from $139.5 million for the same quarter last year. For the first quarter of fiscal 2003, operating income as a percentage of operating revenue was 1.49 percent, a 3 basis point improvement from the first quarter of fiscal 2002. Lower total operating expenses as a percentage of operating revenue offset lower gross margins, which were impacted by the Company's customer mix and the competitive environment.

      Total operating expenses as a percentage of operating revenue in the first quarter of fiscal 2003 were 2.10 percent, a 13 basis point improvement over the same quarter last year, driven by merger integration cost savings, customer mix and operating efficiencies.

      AmerisourceBergen Specialty Group, with annualized revenue of more than $3 billion, continued its strong quarterly performance, building significant positions in oncology, blood plasma, and injectables distribution as well as growing its manufacturing services businesses.

PHARMERICA

      PharMerica's operating revenue for the first quarter of fiscal 2003 increased 13 percent to $402.8 million from $355.4 million in the previous year's first quarter.


                                                                               3
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                                                   NEWS RELEASE


      Operating income for the first quarter of fiscal 2003 was $23.5 million, up 22 percent from $19.3 million for the same quarter last year. Operating income as a percentage of operating revenue increased 41 basis points in the quarter ended December 31, 2002 to 5.84 percent from 5.43 percent in the prior year.

LOOKING AHEAD

      "For the remainder of fiscal year 2003, we expect to grow operating revenue approximately 13 percent, and earnings per share 20 percent, excluding the impact of special items," said Yost. "ROCC is expected to remain well above our 20 percent long-term target, and we remain confident in our ability to achieve annual merger integration cost savings of approximately $150 million by the end of fiscal year 2004, followed by additional cost savings as we complete the build out of our distribution network."

CONFERENCE CALL

      The Company will host a conference call to discuss the results at 11:00 a.m. Eastern Standard Time on January 24, 2003. Participating in the conference call will be: R. David Yost, Chief Executive Officer; Kurt J. Hilzinger, President and Chief Operating Officer; and Michael D. DiCandilo, Senior Vice President and Chief Financial Officer.

To access the live conference call via telephone:

Dial in: (888) 428-4480 from inside the U.S., no access code required or (651) 291-0900 from outside the U.S., no access code required.

To access the live webcast:

Go to the Quarterly Webcasts section on the Investor Relations page at http://www.amerisourcebergen.com.

A replay of the telephone call and webcast will be available from 4:15 p.m. January 24, 2003 until 11:59 p.m. January 31, 2003.

To access the replay via telephone:

Dial in:    (800) 475-6701 from within the U.S., access code: 668095
            (320) 365-3844 from outside the U.S., access code: 668095

To access the archived webcast:

Go to the Quarterly Webcasts section on the Investor Relations page at http://www.amerisourcebergen.com.


                                                                               4
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                                                   NEWS RELEASE


ABOUT AMERISOURCEBERGEN

AmerisourceBergen (NYSE:ABC) is the largest pharmaceutical services company in the United States dedicated solely to the pharmaceutical supply chain. It is the leading distributor of pharmaceutical products and services to the hospital systems/acute care market, physician's offices, alternate care and mail order facilities, independent community pharmacies, and regional chain pharmacies. The Company is also a leader in the institutional pharmacy marketplace. With more than $40 billion in annualized operating revenue, AmerisourceBergen is headquartered in Valley Forge, PA, and employs more than 13,000 people. For more information go to www.amerisourcebergen.com.

FORWARD-LOOKING STATEMENTS

THIS NEWS RELEASE MAY CONTAIN CERTAIN "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934. THESE STATEMENTS ARE BASED ON MANAGEMENT'S CURRENT EXPECTATIONS AND ARE SUBJECT TO UNCERTAINTY AND CHANGES IN CIRCUMSTANCES. ACTUAL RESULTS MAY VARY MATERIALLY FROM THE EXPECTATIONS CONTAINED IN THE FORWARD-LOOKING STATEMENTS. FORWARD-LOOKING STATEMENTS MAY INCLUDE STATEMENTS ADDRESSING FUTURE FINANCIAL AND OPERATING RESULTS OF AMERISOURCEBERGEN AND THE BENEFITS AND ASPECTS OF THE 2001 MERGER BETWEEN AMERISOURCE HEALTH CORPORATION AND BERGEN BRUNSWIG CORPORATION.

THE FOLLOWING FACTORS, AMONG OTHERS, COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE DESCRIBED IN THE FORWARD-LOOKING STATEMENTS: THE RISK THAT THE BUSINESSES OF AMERISOURCE AND BERGEN BRUNSWIG WILL NOT BE INTEGRATED SUCCESSFULLY; FAILURE TO OBTAIN AND RETAIN EXPECTED SYNERGIES; AND OTHER ECONOMIC, BUSINESS, COMPETITIVE AND/OR REGULATORY FACTORS AFFECTING THE BUSINESS OF AMERISOURCEBERGEN GENERALLY.

MORE DETAILED INFORMATION ABOUT THESE FACTORS IS SET FORTH IN
AMERISOURCEBERGEN'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING ITS ANNUAL REPORT ON FORM 10-K FOR FISCAL 2002.

AMERISOURCEBERGEN IS UNDER NO OBLIGATION TO (AND EXPRESSLY DISCLAIMS ANY SUCH OBLIGATION TO) UPDATE OR ALTER ANY FORWARD-LOOKING STATEMENTS WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.


                                       ###

                          AMERISOURCEBERGEN CORPORATION
                                FINANCIAL SUMMARY
                      (In thousands, except per share data)
                                   (unaudited)


                                                             Three                            Three
                                                         Months Ended         % of         Months Ended         % of
                                                         December 31,       Operating      December 31,      Operating        %
                                                             2002            Revenue           2001           Revenue       Change
                                                         ------------       ---------      ------------      ---------      ------

Revenue:
         Operating revenue                                $11,106,905       100.00%         $ 9,686,276       100.00%        15%
         Bulk deliveries to customer warehouses             1,327,628                         1,382,504                      -4%
                                                          -----------                       -----------
Total revenue                                              12,434,533                        11,068,780

Cost of goods sold                                         11,913,108                        10,597,347                      12%
                                                          -----------                       -----------

Gross profit                                                  521,425         4.69%             471,433         4.87%        11%

Operating expenses:
        Distribution, selling and administrative              317,682         2.86%             297,592         3.07%         7%
        Depreciation and amortization                          17,269         0.16%              15,047         0.16%        15%
        Facility consolidations and employee severance         (1,381)       -0.01%                  --         0.00%        N/A
        Merger costs                                               --         0.00%               7,497         0.08%        N/A
                                                          -----------                       -----------

Operating income                                              187,855         1.69%             151,297         1.56%        24%

Equity in losses of affiliates and other                          183         0.00%               1,731         0.02%       -89%

Interest expense                                               34,385         0.31%              36,993         0.38%        -7%
                                                          -----------                       -----------

Income before taxes                                           153,287         1.38%             112,573         1.16%        36%

Income taxes                                                   60,548         0.55%              44,690         0.46%        35%
                                                          -----------                       -----------

Net income                                                $    92,739         0.83%         $    67,883         0.70%        37%
                                                          ===========                       ===========


Earnings per share:
      Basic                                               $      0.87                       $      0.65
      Diluted                                             $      0.84                       $      0.63

Weighted average common shares outstanding:
      Basic                                                   106,790                           103,736
      Diluted                                                 113,402                           111,182

                          AMERISOURCEBERGEN CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)
                                   (unaudited)


                   ASSETS
                                                          December 31,   September 30,        $
                                                             2002            2002           Change
                                                          -----------     -----------     -----------
Current assets:
       Cash and cash equivalents                          $   366,776     $   663,340     ($  296,564)
       Accounts receivable, net                             2,328,398       2,222,156         106,242
       Merchandise inventories                              6,381,477       5,437,878         943,599
       Prepaid expenses and other                              19,120          26,263          (7,143)
                                                          -----------     -----------     -----------
           Total current assets                             9,095,771       8,349,637         746,134

Long-term assets                                            2,863,401       2,863,375              26
                                                          -----------     -----------     -----------

           Total assets                                   $11,959,172     $11,213,012     $   746,160
                                                          ===========     ===========     ===========


      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
       Accounts payable                                   $ 5,542,195     $ 5,367,837     $   174,358
       Current portion of long-term debt                       60,932          60,819             113
       Other current liabilities                              752,215         670,861          81,354
                                                          -----------     -----------     -----------
           Total  current  liabilities                      6,355,342       6,099,517         255,825

Long-term debt, less current portion                        2,141,772       1,756,494         385,278

Other liabilities                                              42,034          40,663           1,371

Stockholders' equity                                        3,420,024       3,316,338         103,686
                                                          -----------     -----------     -----------

           Total liabilities and stockholders' equity     $11,959,172     $11,213,012     $   746,160
                                                          ===========     ===========     ===========

                          AMERISOURCEBERGEN CORPORATION
                           SUMMARY SEGMENT INFORMATION
                             (dollars in thousands)
                                   (unaudited)

                                                                                   Three Months Ended December 31,
                                                                     ---------------------------------------------------------
Operating Revenue                                                        2002                    2001                 % Change
-------------------------------------                                ---------------------------------------------------------
Pharmaceutical Distribution                                          $10,899,570              $9,522,076                    14%
PharMerica                                                               402,842                 355,415                    13%
Intersegment Eliminations                                               (195,507)               (191,215)                    2%
                                                                     ------------             -----------
        Operating revenue                                            $11,106,905              $9,686,276                    15%
                                                                     ============             ===========


                                                                                   Three Months Ended December 31,
                                                                     -----------------------------------------------------------
Operating Income                                                          2002                    2001                 % Change
-------------------------------------                                -----------------------------------------------------------
Pharmaceutical Distribution                                             $162,935                $139,484                    17%
PharMerica                                                                23,539                  19,310                    22%
Merger costs, facility consolidations and employee severance               1,381                  (7,497)                  118%
                                                                     ------------              ---------
        Operating income                                                $187,855                $151,297                    24%
                                                                     ============              =========

Percentages of operating revenue:

Pharmaceutical Distribution
        Gross profit                                                       3.59%                   3.70%
        Operating expenses                                                 2.10%                   2.23%
        Operating income                                                   1.49%                   1.46%

PharMerica
        Gross profit                                                      32.18%                  33.62%
        Operating expenses                                                26.33%                  28.18%
        Operating income                                                   5.84%                   5.43%

AmerisourceBergen Corporation
        Gross profit                                                       4.69%                   4.87%
        Operating expenses                                                 3.00%                   3.31%
        Operating income                                                   1.69%                   1.56%

                          AMERISOURCEBERGEN CORPORATION
                               EARNINGS PER SHARE
                      (In thousands, except per share data)
                                   (unaudited)


       Basic earnings per share is computed on the basis of the weighted average number of shares of common stock outstanding during the periods presented. Diluted earnings per share is computed on the basis of the weighted average number of shares of common stock outstanding during the period plus the dilutive effect of stock options. Additionally, the diluted earnings per share calculation considers the convertible subordinated notes as if converted and, therefore, the effect of interest expense related to those notes is added back to net income in determining income available to common stockholders.


                                                                            Three months ended
                                                                                December 31,
                                                                             2002         2001
                                                                           --------     --------

Net income                                                                 $ 92,739     $ 67,883
Interest expense - convertible subordinated notes, net of income taxes        2,489        2,481
                                                                           --------     --------
Income available to common stockholders                                    $ 95,228     $ 70,364
                                                                           ========     ========


Weighted average common shares outstanding - basic                          106,790      103,736
Effect of dilutive securities:
       Options to purchase common stock                                         948        1,782
       Convertible subordinated notes                                         5,664        5,664
                                                                           --------     --------

Weighted average common shares outstanding - diluted                        113,402      111,182
                                                                           ========     ========


Earnings per share:
       Basic                                                               $   0.87     $   0.65
       Diluted                                                             $   0.84     $   0.63